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EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, effective as of August 19, 1998, between CHILDREN'S COMPREHENSIVE SERVICES, INC., a Tennessee corporation (hereinafter the "Company"), and AMY S. HARRISON (hereinafter "Employee").

                                 R E C I T A L S

         The Company desires to continue to employ Employee and to be assured of its rights to her services in a management capacity on the terms and conditions hereinafter set forth. Employee is willing to continue her employment on such terms and conditions. In consideration of the premises and other mutual agreements hereinafter set forth, the parties agree as follows:

         1. EMPLOYMENT. (a) The Company hereby confirms Employee's employment as President of the Company. Employee shall perform the services and discharge the duties normally associated with the position of President of the Company and any other executive officer position she may hold following a Transaction (as defined in Section 10 below). During the term of this Agreement, Employee shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which she may be elected or appointed by the Board of Directors.

         2. PLACE OF EMPLOYMENT. The duties Employee is to perform hereunder shall be conducted from the Grand Terrace, California offices of the Company. From time to time, as requested by the Chief Executive Officer or the Board of Directors, Employee shall travel to and perform services in Nashville, Tennessee, the location of the Company's headquarters.

         3. TERM. Except as to the covenants set forth in Sections 7 and 8 hereof, the term of this Agreement and of the employment of Employee hereunder shall be for a term of four (4) years commencing on the date hereof (the "Initial Term"), and thereafter renewing for successive one year terms, each such term to commence on the successive anniversaries of the commencement date hereof, unless either party shall give written notice of intention to terminate to the other party at least sixty (60) days prior to the expiration of any such term, and subject to earlier termination as hereinafter provided.

         4. ACCEPTANCE OF EMPLOYMENT. Employee hereby accepts such employment for the compensation and upon the other terms and conditions provided for in this Agreement and agrees to use her best efforts to serve the Company faithfully and competently and agrees to devote substantially all her working time and efforts to the business and affairs of the Company, to use her best efforts to advance the best interests of the Company and not to engage in outside business activities which interfere with the performance of her duties hereunder. Notwithstanding the foregoing and except as provided in Section 8 hereof, Employee may engage in investing and related activities and, with the prior approval of the Company's Board of Directors, serve on the Boards of Directors of other companies, provided, however, that such activities do not detract from her ability to perform her duties hereunder and do not involve the provision of education,



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treatment and juvenile justice services for at-risk and troubled youth, or otherwise compete with the business of the Company, either directly or through management contracts. Employee acknowledges that the services to be rendered by her under this Agreement require special training, skill, information and experience and that this Agreement is entered into for the purpose of obtaining such skilled services for the Company. Employee warrants and represents that she is under no contractual arrangement or agreement or provision under law or equity which prohibits or limits her rendering to the Company the services contemplated by this Agreement.

         5. COMPENSATION. (a) As compensation for the services contemplated by this Agreement, the Company shall pay to Employee a salary (the "Salary") of $225,000 per year, payable in twenty-six equal bi-weekly installments of $8,653.85. The Salary shall automatically increase to $250,000 per year effective July 1, 1999 if the Company meets its earnings-per-share projections for the 1999 fiscal year as set forth on Exhibit A attached hereto. In addition, the Compensation Committee will reconsider the Salary at the end of the 1999 fiscal year and thereafter, in its discretion. Employee may also be eligible to receive an annual bonus as determined from time to time by the Compensation Committee of the Board of Directors.

            (b) Employee shall be entitled to reasonable paid vacation, and shall be entitled to major medical health and accident coverage and disability insurance coverage to the extent provided to other members of the Company's senior management. Employee's vacation shall not accrue from year to year. Employee shall be entitled to such other employee benefits as the Compensation Committee of the Board of Directors of the Company, from time to time, shall determine to be reasonable and feasible for the Company to provide for senior management, including, without limitation, the right to participate in the Company's stock option plan and any other benefits approved by the Compensation Committee of the Board of Directors. In addition to the foregoing benefits, Employee shall be entitled to other employee benefits made available to senior executive officers of the Company.

            (c) Employee shall be reimbursed for all reasonable direct expenses incurred by her on behalf of the Company in the discharge of her duties hereunder. Employee agrees to maintain adequate records, in such form and detail as the Company may reasonably request, of all such expenses to be reimbursed and to make such records available to the Company for copy and inspection as and when requested.

         6. STOCK OPTION. Employee shall be granted an option to purchase 125,000 shares of the Company's common stock on the terms and conditions set forth in the Stock Option Agreement attached hereto as Exhibit B.

         7. CONFIDENTIAL INFORMATION AND NO DISPARAGEMENT. During the course of employment by the Company and following termination of such employment, irrespective of the reason for such termination and whether it occurs voluntarily or involuntarily, Employee agrees not to, directly or indirectly, without the Company's prior, express written consent, use, or divulge business connections, customers, customer lists, marketing techniques, procedures,




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operations and other aspects of the Company's business that have been established and protected as confidential information and trade secrets and are of great value to the Company and provide it with a substantial competitive advantage in its business (the "Confidential Information"); provided, however, that Confidential Information shall not be deemed to include (i) any information that is or becomes generally available to the public other than by disclosure by Employee, or (ii) becomes available to Employee on a nonconfidential basis from a source other than the Company (or an agent thereof), which source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Employee also agrees to return to the Company at the time of her termination all Company property and all Confidential Information and summaries thereof in her possession, and Employee agrees not to copy or otherwise record or retain such Confidential Information.

         Employee recognizes that the Confidential Information is a valuable and unique asset of the Company and, accordingly, Employee agrees that the foregoing restriction on the use and disclosure of Confidential Information shall continue during her employment by the Company and after her employment ceases (regardless of whether her employment with the Company is terminated with or without Cause (as defined in Section 12(a)) or is Constructively Terminated (as defined in Section 10)).

         Employee agrees during her employment and after her employment ceases not to disparage the Company to third parties or in public, or otherwise take any action or make any comment that would harm the goodwill or reputation of the Company.

         8. COMPETITION. Employee acknowledges that she has specialized knowledge and experience in the Company's business, that her reputation and contacts within the industry are considered to be of great value to the Company, and that if her knowledge, experience, reputation or contacts were used to compete with the Company, serious harm to the Company could result. Employee agrees that during her employment by the Company and, (i) if Employee's employment with the Company is terminated for Cause, or (ii) if Employee terminates her employment with the Company and the Board of Directors of the Company elects to extend the provisions of this Section 8 for the Additional Restricted Period as provided below, then in the case of (i) and (ii) for the Additional Restricted Period Employee shall not, without prior written consent of the Company, directly or indirectly:

             (a) solicit business from, or perform services for, any persons, company or other entity which, at the time of termination of her employment with the Company, is a customer or client of the Company or any of its affiliates, or potential customers or clients of the Company with which the Company has had substantial contact during the term of this Agreement if such business or services are of the same general character as those engaged in or performed by the Company or any of its affiliates;

             (b) solicit for employment, or in any other fashion hire, any of the employees of the Company or any of its affiliates; or



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                  (c) own, manage, operate, finance, join, control or
participate in the ownership, management, operation, financing or control of, or be connected with, as a proprietor, officer, director, employee, partner, principal, agent, representative, consultant, investor (other than as a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, 5% or more of the outstanding stock of any class of any such corporation) or otherwise, any business or enterprise, located in any state in which the Company owns or manages one or more facilities or within 100 miles of any Company location or location of a Company affiliate, which business or enterprise is primarily engaged in the business of providing education, treatment and juvenile justice services for at-risk and troubled youth, either directly or through management contracts, or any other business engaged in by the Company or any of its affiliates during the term of this Agreement; provided however, nothing in this section shall prevent the Employee from (i) serving as a director on the Board of Directors of another company so long as Employee does not participate in the day-to-day management or operation of such company, (ii) owning less than 5% of the voting stock of any public corporation or (iii) becoming employed by the California State Department of Education to work with its public school systems or programs, provided, however, that Employee recuses herself from consideration of any matters involving the Company or any of its subsidiaries or affiliates including, but not limited to, any Advocate School or programs related thereto or offered thereby.

         Notwithstanding any other provision contained herein, Employee shall not be subject to the provisions of this Section 8 if (i) Employee terminates her employment pursuant to Section 12(c) hereof, (ii) Employee terminates her employment following a Constructive Termination or (iii) Employee's employment is terminated without Cause within two (2) years following a Change in Control (as defined in Section 10).

         In the event Employee terminates her employment with the Company (other than (i) termination pursuant to Section 12(c) hereof, or (ii) termination following a Constructive Termination), the Board of Directors of the Company may, at its option, elect to extend the term of the provisions of this Section 8 for the Additional Restricted Period, provided, however, that if the Board of Directors so elects, the Company shall make bi-weekly payments to Employee equal to one-half of her then current bi-weekly Salary payments during the Additional Restricted Period.

         For purposes of Sections 7 and 8 of this Agreement, the term "Company" shall include any subsidiary of the Company or other entity in which the Company has, or has the right to acquire pursuant to a written agreement, a controlling equity interest in such entity.

         The term "Additional Restricted Period" shall mean the Initial Term of this Agreement, provided, however, that if the termination of employment occurs during any subsequent one-year term, then the Additional Restricted Period shall mean the remaining period of such one-year term.




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         9. VIOLATIONS OF COVENANTS. Employee agrees and acknowledges that she shall not be entitled to any compensation otherwise due under this Agreement for any period of time during which she is in violation of her obligations under this Agreement. Employee further agrees and acknowledges that the violation by Employee of the covenants set forth in Sections 7 and 8 hereof would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation thereof by her would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages.

         10. SEVERANCE. Upon any Constructive Termination or upon any termination by the Company of Employee's employment with the Company without Cause (except on Employee's death or disability pursuant to Section 12(b) hereof), then:

             (a) Employee shall be entitled to a severance payment (the "Severance") equal to two times (i) her Salary at the time of termination plus
(ii) the sum of her cash bonus received for each of the prior three (3) years, divided by three (3) (which calculation shall include zero (0) for any such year in which she did not receive a bonus); and

             (b) any stock options held by Employee pursuant to any qualified or non-qualified Company option plan shall immediately vest and become exercisable.

         Employee shall be entitled to the benefits of this Section 10 without regard to whether she obtains additional employment upon termination of her employment with the Company. Any Severance payable to Employee pursuant to this
Section 10 shall be paid as follows: (i) one-half of the Severance shall be paid within fifteen (15) days of the effective date of termination of Employee's employment and (ii) one-half of the Severance shall be paid on the January 1 immediately following the year of termination.

         The provisions of this Section 10 shall supersede any contrary provisions of any other agreement by and between the parties hereto, now existing or hereafter created, unless the provisions of this Section 10 are specifically modified, amended or waived in such other agreement.

         For the purposes of this Agreement, a "Change in Control" means the happening of any of the following:

             (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or



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                  (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), less than a majority of the combined voting power of the then outstanding securities of the Company or any successor Company or entity entitled to vote generally in the election of the directors of the Company or such other company or entity after such Transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such Transaction; or

                  (iii) during any period of two consecutive years, as a result of one or more elections of directors which elections were contested by one or more shareholders, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

         Notwithstanding the foregoing definition of "Change in Control," a Change in Control shall not be deemed to have occurred by virtue of the Company's issuance of securities to an underwriting syndicate in a public offering approved by the Board of Directors.

         For purposes of this Agreement, a "Constructive Termination" will be deemed to have occurred if Employee's duties have been significantly altered such that she is no longer entitled to perform the duties reasonably incident to the office of President of the Company, or if the Company requires Employee to move her principal place of employment more than thirty-five (35) miles away from the Company's current executive offices in Grand Terrace, California, provided, however, that if the Company is involved in a Transaction in which it becomes a subsidiary or division of the acquiring company, a Constructive Termination shall not be deemed to have occurred if Employee, in connection with or following such Transaction, is offered a position as a senior executive officer of the acquiring company and is offered a comparable salary.

         11. NONASSIGNMENT. Neither party hereto may assign any rights or obligations hereunder, except that upon the occurrence of a Change in Control, this Agreement shall bind and inure to the benefit of both Employee and the Company's successors and assigns, or the acquiring or surviving corporation, as the case may be.

         12. TERMINATION. (a) Termination With Cause. If, during the term of this Agreement, Employee breaches or fails to perform a material provision of this Agreement (including her duties hereunder) or engages in conduct harmful to the Company, or willfully disregards the lawful instructions of the Chief Executive Officer or Board of Directors of the Company (which breach, failure to perform, harmful conduct or willful disregard of lawful instructions is not cured by Employee within 30 days following written notice thereof by the Company to Employee), engages



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in fraudulent conduct, or is convicted of a crime or misdemeanor involving moral turpitude or dishonesty, then this Agreement shall at the election of the Company, terminate (i) immediately upon conviction, or (ii) upon a reasonable determination by the Board of Directors that Employee has failed to cure such breach or failure to perform a material provision of this Agreement, conduct harmful to the Company or willful disregard of lawful instructions, or has engaged in fraudulent conduct (the occurrence of such events, singly or collectively, being "Cause" for termination), and the Company shall have no further obligations hereunder.

             (b) Termination on Death or Disability. If, during the term of this Agreement, Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform her duties, then this Agreement shall terminate as of the last day of the month in which Employee dies or her mental or physical incapacity or disability is established (the "Termination Date") and the Company shall pay to Employee (or her heirs or executors) all Salary accrued through the Termination Date and any other accrued and unpaid benefits to which Employee was entitled as of the Termination Date. Upon any termination of Employee's employment with the Company due to the Employee's death, unless otherwise provided by the related option plan or option agreement, any stock options held by Employee pursuant to any qualified or non-qualified Company option plan shall immediately vest and become exercisable. Employee's mental or physical incapacity or disability shall be conclusively evidenced by Employee's inability to perform services hereunder for a period of sixty (60) consecutive business days.

             (c) Termination by the Employee. This Agreement may be terminated by Employee upon the material breach by the Company of any material provision hereof, by providing thirty (30) days' prior written notice to the Company, in which event Employee shall be bound by the provisions of Section 7 hereof but shall not be bound by the provisions of Section 8 hereof.

         13. NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail addressed to the respective parties as follows:

         If to the Company:

                  Children's Comprehensive Services, Inc.
                  3401 West End Avenue
                  Suite 500
                  Nashville, TN  37203
                  Attention: Chief Financial Officer



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         with a copy to:

                  Children's Comprehensive Services, Inc.
                  3401 West End Avenue
                  Suite 500
                  Nashville, Tennessee 37203
                  Attn: Compensation Committee of Board of Directors

         If to Employee:

                  Amy S. Harrison
                  9561 Box Springs Mountain Road
                  Moreno Valley, California 92388

Any such notice or other communication shall be deemed to have been given when deposited, postage paid, in the United States mail. Either of the above addresses may be changed at any time on ten days' prior notice given in the manner provided above.

         14. GOVERNING LAW. THE COMPANY IS A TENNESSEE CORPORATION WITH HEADQUARTERS LOCATED IN NASHVILLE, TENNESSEE, AND EMPLOYEE AND THE COMPANY HEREBY EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF TENNESSEE.

         15. HEADINGS. The headings herein are for convenience for reference only and shall not be deemed to be part of the substance of this Agreement.

         16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed or supplemented only by a written agreement signed by the Employee and the Company.

         17. ENFORCEABILITY; SEVERABILITY. It is the intention of the Company and Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the laws of the State of Tennessee, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that any provision of Section 8 relating the time period and/or geographical areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or



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geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area of restriction that such court deems reasonable and enforceable.

         18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

                                     CHILDREN'S COMPREHENSIVE
                                     SERVICES, INC.

                                     By: /s/ William J Ballard
                                         ---------------------------------------
                                     Title: Chairman/CEO
                                            ------------------------------------

                                     AMY S. HARRISON


                                     /s/ Amy Susan Harrison
                                     -------------------------------------------





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